Exhibit (a)(1)(i)

YRC WORLDWIDE INC.

OFFER TO PURCHASE USING $100,000,000 OF CASH

5.0% CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2023

(CUSIP NO. 985509 AN 8)

5.0% NET SHARE SETTLED CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2023

(CUSIP NO. 985577 AA 3)

3.375% CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2023

(CUSIP NO. 985509 AQ 1)

3.375% NET SHARE SETTLED CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2023

(CUSIP NO. 985577 AB 1)

AND

8 1/2% GUARANTEED NOTES DUE APRIL 15, 2010

(CUSIP NO. 916906 AB 6)

THE TENDER OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 23, 2008, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”).

YRC Worldwide Inc. (the “Company”) hereby offers to purchase for cash (the “Tender Offer”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal (the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer Documents”), the notes listed in the table below (collectively, the “Notes,” and each a “Series” of Notes) from each holder of Notes (each a “Holder” and, collectively, the “Holders”) such that the aggregate purchase price, plus accrued and unpaid stated interest up to, but not including, the Payment Date (“Accrued Interest”), for such Notes shall not exceed $100,000,000 (the “Maximum Aggregate Purchase Amount”).

The consideration for each $1,000 principal amount of Old 5% Notes (as defined below) and 5% Net Share Settled Notes (as defined below) (collectively, the “5% Notes”) tendered and accepted for purchase pursuant to the Tender Offer shall be $450 (the “5% Purchase Price”), plus Accrued Interest. The consideration for each $1,000 principal amount of the Old 3.375% Notes (as defined below) and 3.375% Net Share Settled Notes (as defined below) (collectively, the “3.375% Notes”) tendered and accepted for purchase pursuant to the Tender Offer shall be $370 (the “3.375% Purchase Price”), plus Accrued Interest. The consideration for each $1,000 principal amount of the 8 1/2% Notes (as defined below) tendered and accepted for purchase pursuant to the Tender Offer shall be $620 (the “8 1/2% Purchase Price” and, together with the 5% Purchase Price and the 3.375% Purchase Price, the “Purchase Price”), plus Accrued Interest.

If Notes are validly tendered (and not validly withdrawn) in the Tender Offer such that the aggregate Purchase Price, plus Accrued Interest, exceeds the Maximum Aggregate Purchase Amount, the Company will accept Notes for purchase, up to the Maximum Aggregate Purchase Amount, in accordance with the Acceptance Priority Level (as set forth in the table below) in numerical priority order. Therefore, all Notes validly tendered (and not validly withdrawn) in the Tender Offer having a higher Acceptance Priority Level will be accepted before any Notes validly tendered (and not validly withdrawn) having a lower Acceptance Priority Level are accepted, up to the Maximum Aggregate Purchase Amount and subject to possible proration as described in this Offer to Purchase.

Due to the size of the Maximum Aggregate Purchase Amount, all Notes validly tendered (and not validly withdrawn) in the Tender Offer having a first Acceptance Priority Level (“First Priority Notes”) will be accepted for purchase and will not be subject to proration and all Notes validly tendered (and not validly withdrawn) in the Tender Offer having a second Acceptance Priority Level (“Second Priority Notes”) may be accepted for purchase on a pro rata basis. Due to the size of the Maximum Aggregate Purchase Amount and depending on the principal amount of Notes of each Series validly tendered (and not validly withdrawn), Notes with a third, fourth or fifth Acceptance Priority Level (“Third Priority Notes”, “Fourth Priority Notes” and “Fifth Priority Notes”, respectively) validly tendered (and not validly withdrawn) may not be accepted for purchase or may be accepted for purchase on a pro rata basis.

With respect to any particular Acceptance Priority Level (except the second Acceptance Priority Level), if none of the Notes in any of the Acceptance Priority Levels higher than such Acceptance Priority Level is validly tendered, then the Company would purchase all of the outstanding Notes validly tendered (and not validly withdrawn) of such Acceptance Priority Level. With respect to the second Acceptance Priority Level, if none of the First Priority Notes is validly tendered, then the Company would purchase up to a maximum of approximately $213,270,000 aggregate principal amount of the Second Priority Notes validly tendered (and not validly withdrawn).

All Second Priority Notes validly tendered (and not validly withdrawn) will be accepted for purchase if the aggregate Purchase Price, plus Accrued Interest, for such Second Priority Notes plus any First Priority Notes validly tendered (and not validly withdrawn) does not exceed the Maximum Aggregate Purchase Amount. If the aggregate Purchase Price, plus Accrued Interest, for such Notes exceeds the Maximum Aggregate Purchase Amount, the Second Priority Notes will be accepted for purchase on a pro rata basis (with adjustments downward to avoid the purchase of Notes in a principal amount other than integral multiples of $1,000).

i

If the aggregate Purchase Price, plus Accrued Interest, for the First and Second Priority Notes that are validly tendered (and not validly withdrawn) is less than the Maximum Aggregate Purchase Amount, the Third Priority Notes validly tendered (and not validly withdrawn) will be accepted for purchase if the aggregate Purchase Price, plus Accrued Interest, for such Third Priority Notes does not exceed the remaining portion of the Maximum Aggregate Purchase Amount. If the aggregate Purchase Price, plus Accrued Interest, for such Third Priority Notes exceeds the remaining portion of the Maximum Aggregate Purchase Amount, the Third Priority Notes will be accepted for purchase on a pro rata basis (with adjustments downward to avoid the purchase of Notes in a principal amount other than integral multiples of $1,000).

If the aggregate Purchase Price, plus Accrued Interest, for the First, Second and Third Priority Notes that are validly tendered (and not validly withdrawn) is less than the Maximum Aggregate Purchase Amount, the Fourth Priority Notes validly tendered (and not validly withdrawn) will be accepted for purchase if the aggregate Purchase Price, plus Accrued Interest, for such Fourth Priority Notes does not exceed the remaining portion of the Maximum Aggregate Purchase Amount. If the aggregate Purchase Price, plus Accrued Interest, for such Fourth Priority Notes exceeds the remaining portion of the Maximum Aggregate Purchase Amount, the Fourth Priority Notes will be accepted for purchase on a pro rata basis (with adjustments downward to avoid the purchase of Notes in a principal amount other than integral multiples of $1,000).

If the aggregate Purchase Price, plus Accrued Interest, for the First, Second, Third and Fourth Priority Notes that are validly tendered (and not validly withdrawn) is less than the Maximum Aggregate Purchase Amount, the Fifth Priority Notes validly tendered (and not validly withdrawn) will be accepted for purchase if the aggregate Purchase Price, plus Accrued Interest, for such Fifth Priority Notes does not exceed the remaining portion of the Maximum Aggregate Purchase Amount. If the aggregate Purchase Price, plus Accrued Interest, for such Fifth Priority Notes exceeds the remaining portion of the Maximum Aggregate Purchase Amount, the Fifth Priority Notes will be accepted for purchase on a pro rata basis (with adjustments downward to avoid the purchase of Notes in a principal amount other than integral multiples of $1,000).

CUSIP Numbers	Title of Securities	Issuer	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Purchase Price (1)
985509 AN 8	5.0% Contingent Convertible Senior Notes due 2023 (the “Old 5% Notes”)	YRC Worldwide Inc.	$850,000	1	$450

985577 AA 3	5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 (the “5% Net Share Settled Notes”)	YRC Worldwide Inc.	$235,987,000	2	$450

985509 AQ 1	3.375% Contingent Convertible Senior Notes due 2023 (the “Old 3.375% Notes”)	YRC Worldwide Inc.	$5,384,000	3	$370

985577 AB 1	3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 (the “3.375% Net Share Settled Notes”)	YRC Worldwide Inc.	$144,616,000	4	$370

916906 AB 6	8 1/2% Guaranteed Notes due April 15, 2010 (the “8 1/2% Notes”)	YRC Regional Transportation, Inc.	$150,000,000	5	$620

(1)	Per $1,000 principal amount of Notes that are accepted for purchase. Does not include Accrued Interest.

The Dealer Manager for the Tender Offer is:

Goldman, Sachs & Co.

November 25, 2008

IMPORTANT INFORMATION

Any questions or requests for assistance concerning the Tender Offer may be directed to Goldman, Sachs & Co. (“Goldman Sachs”), as the dealer manager (the “Dealer Manager”) for the Tender Offer, at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other documents relating to the Tender Offer may be directed to Global Bondholder Services Corporation (the “Information Agent” and the “Depositary”) at the address and telephone number set forth on the back cover of this Offer to Purchase. Beneficial owners also may contact their broker, dealer, commercial bank, trust company or other nominee (each, a “Custodian”) for assistance concerning the Tender Offer.

The Old 5% Notes were issued pursuant to an Indenture (as amended from time to time, the “Old 5% Indenture”), dated as of August 8, 2003, between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Convertible Note Trustee”). The 5% Net Share Settled Notes were issued pursuant to an Indenture (as amended from time to time, the “5% Net Share Settled Indenture”), dated as of December 31, 2004, between the Company and the Convertible Note Trustee.

The Old 3.375% Notes were issued pursuant to an Indenture (as amended from time to time, the “Old 3.375% Indenture”), dated as of November 25, 2003, between the Company and the Convertible Note Trustee. The 3.375% Net Share Settled Notes were issued pursuant to an Indenture (as amended from time to time, the “3.375% Net Share Settled Indenture” and, together with the Old 5% Indenture, the 5% Net Share Settled Indenture and the Old 3.375% Indenture, referred to as the “Convertible Note Indentures”), dated as of December 31, 2004, between the Company and the Convertible Note Trustee.

The 8 1/2% Notes were issued pursuant to an Indenture (as amended from time to time, the “8 1/2% Note Indenture” and, together with the Convertible Note Indentures, referred to as the “Indentures”), dated as of May 5, 1999, between YRC Regional Transportation, Inc. (formerly USFreightways Corporation), a Delaware corporation and a direct wholly owned subsidiary of the Company (“YRCRT”), and The Bank of New York Mellon Trust Company, N.A. (successor-in-interest to NDB Bank), as trustee (the “8 1/2% Note Trustee” and, together with the Convertible Note Trustee, referred to as the “Trustees”).

NONE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR THE TRUSTEES MAKES ANY RECOMMENDATION IN CONNECTION WITH THE TENDER OFFER.

Payment for Notes validly tendered (and not validly withdrawn) and accepted for purchase is expected to be made promptly after the Expiration Date (the “Payment Date”) if the Notes are accepted for purchase. If the Tender Offer is terminated, withdrawn or otherwise not consummated prior to the Expiration Date, the Purchase Price, plus Accrued Interest, will not be paid or become payable to Holders who have validly tendered (and not validly withdrawn) their Notes in connection with the Tender Offer. In any such event, the Notes previously tendered pursuant to the Tender Offer will be promptly returned to the tendering Holders.

Tenders of Notes pursuant to the Tender Offer may be validly withdrawn at any time on or prior to the Expiration Date, by following the procedures described herein under the caption “Withdrawal of Tenders.” Tenders of Notes also may be withdrawn if the Tender Offer is terminated without any Notes being purchased thereunder.

Notwithstanding any other provision of the Tender Offer, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered and not validly withdrawn pursuant to the Tender Offer (up to the Maximum Aggregate Purchase Amount and subject to proration) is conditioned upon satisfaction of the conditions, including the National Master Freight Agreement Amendment Condition, described in this Offer to Purchase under “Conditions of the Tender Offer.” The Company expressly reserves the right, in its sole discretion, subject to applicable law to: (i) waive on or prior to the Expiration Date any and all of the conditions of the Tender Offer with respect to one or more Series of Notes; (ii) extend the Expiration Date and (iii) amend the terms of the Tender Offer with respect to one or more Series of Notes. The foregoing rights are in addition to the Company’s right to delay acceptance for payment of Notes tendered under the Tender Offer or the payment for Notes accepted for payment in order to comply with any applicable law, subject to Rule 13e-4(f) and Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

From time to time after the Expiration Date or termination of the Tender Offer, the Company or its affiliates may, as permitted by applicable law, acquire any Notes that are not tendered pursuant to the Tender Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Company or its affiliates may determine, which may be more or less than the price to be paid pursuant to the Tender Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or its affiliates will choose to pursue in the future.

The Tender Offer does not constitute an offer to purchase Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or “blue sky” laws. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein or incorporated herein by reference is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein or incorporated herein by reference or in any attachments hereto or in the affairs of the Company or any of their respective affiliates since the date hereof.

Any Holder desiring to tender Notes pursuant to the Tender Offer should either: (i) in the case of a beneficial owner whose Notes are held in book-entry form, request such beneficial owner’s Custodian to effect the transaction for such beneficial owner; or (ii) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 3 of the Letter of Transmittal), and deliver that manually signed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes and any other required documents, to the Depositary. Only registered holders of Notes are entitled to tender Notes. A beneficial owner whose Notes are registered in the name of a Custodian must contact such Custodian if such beneficial owner desires to tender such Notes. See “Procedures for Tendering Notes.”

The Company has not provided guaranteed delivery procedures in connection with the Tender Offer. You must tender your Notes in accordance with the procedures set forth under “Procedures for Tendering Notes.”

The Depositary and The Depository Trust Company (“DTC”) have confirmed that the Tender Offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, DTC participants may electronically transmit their acceptance of the Tender Offer by causing DTC to transfer their Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message (as defined herein) to the Depositary. Holders desiring to tender their Notes on or prior to the Expiration Date should note that such Holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date. See “Procedures for Tendering Notes.”

TABLE OF CONTENTS

IMPORTANT INFORMATION	iii
SUMMARY	1
INFORMATION CONCERNING THE COMPANY	5
PURPOSE AND BACKGROUND OF THE TENDER OFFER	5
THE TENDER OFFER	6
MAXIMUM AGGREGATE PURCHASE AMOUNT; ACCEPTANCE PRIORITY LEVELS; PRORATION	6
EXPIRATION DATE; EXTENSION; AMENDMENT; TERMINATION	7
ACCEPTANCE OF NOTES FOR PURCHASE; PAYMENT FOR NOTES	8
PROCEDURES FOR TENDERING NOTES	10
WITHDRAWAL OF TENDERS	12
CONDITIONS OF THE TENDER OFFER	13
SOURCE AND AMOUNT OF FUNDS	14
RIGHTS OF NOTE HOLDERS AS A RESULT OF THE TENDER OFFER	15
MARKET AND TRADING INFORMATION	15
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	16
DEALER MANAGER; INFORMATION AGENT; DEPOSITARY	21
STATEMENT REGARDING FORWARD-LOOKING INFORMATION	23
DOCUMENTS INCORPORATED BY REFERENCE	24
AVAILABLE INFORMATION	24

v

SUMMARY

This summary highlights selected information from this Offer to Purchase and does not contain all the information that may be important to you in deciding whether to tender your Notes. You should read the entire Offer to Purchase (including the information incorporated by reference herein) and the Letter of Transmittal before making your decision to tender your Notes. Cross references contained in this summary section will direct you to a more complete discussion of a particular topic elsewhere in this Offer to Purchase.

Who is offering to purchase my Notes?

YRC Worldwide Inc., a Delaware corporation. The mailing address of the Company’s principal executive offices is 10990 Roe Avenue, Overland Park, Kansas 66211. The Company’s telephone number is (913) 696-6100. See “Information Concerning the Company.”

Who is the issuer of the Notes?

The Company is the issuer of the 5% Notes and the 3.375% Notes. YRC Regional Transportation, Inc. (formerly USFreightways Corporation), a Delaware corporation and a direct wholly owned subsidiary of the Company, is the issuer of the 8 1/2 % Notes.

What will happen to the Notes once they are purchased by the Company?

Any 5% Notes and 3.375% Notes validly tendered and accepted for purchase by the Company in the Tender Offer will be cancelled as provided in the applicable Convertible Note Indenture. The Company intends to contribute to YRCRT any 8 1/2% Notes validly tendered and accepted for purchase by the Company in the Tender Offer. Such 8 1/2% Notes will then be cancelled as provided in the 8 1/2% Note Indenture.

What are the securities being sought in the Tender Offer and what is the Purchase Price?

The Company is offering to purchase for cash, upon the terms and subject to the conditions set forth in the Offer Documents, the Notes listed on the cover page of this Offer to Purchase from each Holder of such Notes such that the aggregate Purchase Price, plus Accrued Interest, shall not exceed $100,000,000, which is the Maximum Aggregate Purchase Amount.

The consideration for each $1,000 principal amount of 5.0% Contingent Convertible Senior Notes due 2023 (CUSIP No. 985509 AN 8) and 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 (CUSIP No. 985577 AA 3) tendered and accepted for purchase pursuant to the Tender Offer shall be $450, plus Accrued Interest. The consideration for each $1,000 principal amount of the 3.375% Contingent Convertible Senior Notes due 2023 (CUSIP No. 985509 AQ 1) and 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 (CUSIP No. 985577 AB 1) tendered and accepted for purchase pursuant to the Tender offer shall be $370, plus Accrued Interest. The consideration for each $1,000 principal amount of the 8 1/2% Guaranteed Notes due April 15, 2010 (CUSIP No. 916906 AB 6) tendered and accepted for purchase pursuant to the Tender offer shall be $620, plus Accrued Interest. See “The Tender Offer.”

What if not enough Notes are tendered?

In the event that the aggregate Purchase Price, plus Accrued Interest, for all Notes validly tendered (and not validly withdrawn) prior to the Expiration Date is less than the Maximum Aggregate Purchase Amount, all Notes validly tendered and not withdrawn will be accepted for purchase, subject to the terms and conditions of the Offer Documents.

What if the Company receives tendered Notes for which the aggregate Purchase Price, plus Accrued Interest, exceeds the Maximum Aggregate Purchase Amount?

If Notes are validly tendered (and not validly withdrawn) in the Tender Offer such that the aggregate Purchase Price, plus Accrued Interest, exceeds the Maximum Aggregate Purchase Amount, the Company will accept Notes for purchase only to the extent of the Maximum Aggregate Purchase Amount, and the Company will accept for purchase Notes in accordance with the Acceptance Priority Level (as set forth in the table on the cover page of this Offer to Purchase) in numerical priority order. Therefore, all Notes validly tendered (and not validly withdrawn) in the Tender Offer having a higher Acceptance Priority Level will be accepted before any Notes validly tendered (and not validly withdrawn) having a lower Acceptance Priority Level are accepted, up to the Maximum Aggregate Purchase Amount and subject to possible proration as described in this Offer to Purchase. See “Maximum Aggregate Purchase Amount; Acceptance Priority Levels; Proration.”

When does the Tender Offer Expire?

The Tender Offer will expire at 12:00 midnight, New York City time, on December 23, 2008, unless the Company, in its sole discretion or pursuant to applicable law, extends the period during which the Tender Offer will remain open. See “Expiration Date; Extension; Amendment; Termination.”

May I tender only a portion of the Notes that I hold?

Yes. You do not have to tender all of the Notes you own to participate in the Tender Offer.

Is there a minimum principal amount of Notes that must be tendered in order for the Company to purchase any Notes?

The Tender Offer is not conditioned on any aggregate minimum principal amount of Notes being tendered. The Tender Offer is, however, subject to other conditions. See “Conditions of the Tender Offer.” Valid tenders of Notes pursuant to the Tender Offer will be accepted only in principal amounts of $1,000 or integral multiples of $1,000.

What are the significant conditions to the Tender Offer?

The Tender Offer is subject to conditions, which the Company may waive at its discretion. In particular, the Company will not be required to accept for payment any of the Notes tendered and may terminate or amend the Tender Offer upon the occurrence of certain events, including the failure to satisfy the National Master Freight Agreement Amendment Condition, described in the section entitled “Conditions of the Tender Offer.”

Can the Tender Offer be extended, and if so, how will I be notified?

Yes, the Company has the right to extend the Expiration Date at any time by giving notice to Global Bondholder Services Corporation, the Depositary. The Company will make a public announcement if it extends the Expiration Date by no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Although the Company may choose to issue an announcement of this type in some other manner, it will have no obligation to do so other than by issuing a release to the Dow Jones News Service, Business Wire, or another similar service. See “Expiration Date; Extension; Amendment; Termination.”

Does the Company have the right to terminate the Tender Offer?

The Company may terminate the Tender Offer under certain circumstances. In the event the Offer is terminated, any Notes that have been tendered as of the time of termination will be returned promptly to the Holder. See “Expiration Date; Extension; Amendment; Termination” and “Conditions of the Tender Offer.”

When will I receive payment for my validly tendered Notes?

Upon the terms of the Tender Offer and subject to the satisfaction or waiver of the conditions to the Tender Offer specified under “Conditions of the Tender Offer,” the Company will accept for purchase Notes validly tendered and not validly withdrawn up to the Maximum Aggregate Purchase Amount and subject to possible proration as described in this Offer to Purchase. Payment of the Purchase Price, plus Accrued Interest, for Notes accepted for purchase will be made on the Payment Date, which will promptly follow the Expiration Date. The Company will make payment to, or pursuant to the instructions of, the Depositary, which will act as your custodian or nominee for the purpose of receiving payment from the Company and transmitting payment to you. See “Acceptance of Notes for Purchase; Payment for Notes.”

What are the tax consequences to me if I validly tender my Notes?

Please see “Material United States Federal Income Tax Considerations” for a summary of certain United States federal income tax considerations applicable to the Tender Offer.

How should I validly tender my Notes?

You may tender a Note only by validly tendering such Note into the Tender Offer. The manner in which you may validly tender your Notes will depend on the manner in which you hold the Notes:

•	if you hold your Notes in book-entry form, contact your Custodian if you desire to tender Notes; or

•

if you hold physical certificates evidencing the Notes, complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 3 of the Letter of Transmittal), and deliver such manually signed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes being tendered and any other required documents, to the Depositary.

Only registered holders of Notes are entitled to tender Notes. As noted above, a beneficial owner whose Notes are registered in the name of a Custodian must contact the Custodian if such beneficial owner desires to tender such Notes. See “Procedures for Tendering Notes.”

Once I have tendered the Notes, can I change my mind?

Yes. You may withdraw previously tendered Notes at any time until the expiration time, at 12:00 midnight, New York City Time, on December 23, 2008, unless the Company extends the Tender Offer, in which case you may withdraw your Notes at any time prior to the new expiration time. See “Withdrawal of Tenders.”

How will the Company pay for the Notes?

The Company has sufficient funds on hand to purchase all Notes validly tendered and accepted in the Tender Offer up to the Maximum Aggregate Purchase Amount and to pay all related fees and expenses. See “Source and Amount of Funds.”

How will participation in the Tender Offer affect my rights with respect to the Notes?

If your Notes are tendered and accepted in the Tender Offer, you will receive the applicable Purchase Price for each $1,000 principal amount, plus Accrued Interest, for the Notes accepted for purchase by the Company, but you will give up all rights and obligations associated with ownership of such Notes. See “Rights of Note Holders as a Result of the Tender Offer.”

If the Tender Offer is completed and I do not participate in the Tender Offer, will my rights and obligations under my untendered Notes be affected?

The Tender Offer does not affect your rights under the Indentures. Any Notes that are not tendered pursuant to the Tender Offer, are tendered but not accepted in the Tender Offer, are tendered and subsequently withdrawn or are not validly tendered will remain outstanding after the Tender Offer, will continue to be the obligations of the Company and will be entitled to the benefits of the applicable Indentures, including accrual of interest. You should refer to the applicable Indenture to determine your rights under the Indentures. See “Rights of Note Holders as a Result of the Tender Offer.”

Whom can I contact if I want more information?

Any questions or requests for assistance concerning the Tender Offer may be directed to the Dealer Manager at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

INFORMATION CONCERNING THE COMPANY

YRC Worldwide Inc., one of the largest transportation service providers in the world, is a holding company that through wholly owned operating subsidiaries offers its customers a wide range of transportation services. These services include global, national and regional transportation as well as logistics. The Company’s operating subsidiaries include the following:

•

YRC National Transportation (“National Transportation”) is a holding company for the Company’s transportation service networks focused on business opportunities in regional, national and international services. National Transportation is comprised of Yellow Transportation and Roadway. These networks each provide for the movement of industrial, commercial and retail goods, primarily through regionalized and centralized management and customer facing organizations. National Transportation also includes Reimer Express Lines, located in Canada, that specializes in shipments into, across and out of Canada. Approximately 40% of National Transportation shipments are completed in two days or less. In addition to the United States and Canada, National Transportation also serves parts of Mexico, Puerto Rico and Guam.

•

YRC Regional Transportation (“Regional Transportation”) is a holding company for the Company’s transportation service providers focused on business opportunities in the regional and next-day delivery markets. Regional Transportation is comprised of New Penn Motor Express, Holland and Reddaway. These companies each provide regional, next-day ground services in their respective regions through a network of facilities located across the United States, Canada, Mexico and Puerto Rico. Approximately 91% of Regional Transportation less-than-truckload shipments are completed in two days or less.

•

YRC Logistics plans and coordinates the movement of goods worldwide to provide customers a single source for logistics management solutions. YRC Logistics delivers a wide range of global logistics management services, with the ability to provide customers improved return-on-investment results through flexible, fast and easy-to-implement logistics services and technology management solutions.

•	YRC Truckload reflects the results of Glen Moore, a provider of truckload services throughout the United States.

The Company was incorporated in Delaware in 1983. The Company is headquartered in Overland Park, Kansas. The mailing address of its headquarters is 10990 Roe Avenue, Overland Park, Kansas 66211, and its telephone number is (913) 696-6100.

PURPOSE AND BACKGROUND OF THE TENDER OFFER

The principal purpose of the Tender Offer is to purchase Notes up to the Maximum Aggregate Purchase Amount, reduce debt and interest costs, increase net income and improve leverage. Any 5% Notes and 3.375% Notes validly tendered and accepted for purchase by the Company in the Tender Offer will be cancelled as provided in the applicable Convertible Note Indenture. The Company intends to contribute to YRCRT any 8 1/2% Notes validly tendered and accepted for purchase by the Company in the Tender Offer. Such 8 1/2% Notes will then be cancelled as provided in the 8 1/2% Note Indenture.

Following the consummation of the Tender Offer, the Company or its affiliates, from time to time, as permitted by applicable law, may acquire additional Notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Company or its affiliates may determine, which may be more or less than the prices paid pursuant to the Tender Offer and may involve cash or other consideration. Exchange Act Rule 13e-4 generally prohibits the Company and its affiliates from purchasing Notes, other than in the Tender Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions.

THE TENDER OFFER

The Offer Documents contain important information that should be read carefully and in their entirety prior to making any decision with respect to the Tender Offer.

The Company hereby offers, upon the terms and subject to the conditions set forth in the Offer Documents, to purchase the Notes listed in the table on the front cover of this Offer to Purchase such that the aggregate Purchase Price, plus Accrued Interest, shall not exceed $100,000,000, which is the Maximum Aggregate Purchase Amount.

The consideration for each $1,000 principal amount of the 5% Notes tendered and accepted for purchase pursuant to the Tender Offer shall be $450, plus Accrued Interest. The consideration for each $1,000 principal amount of the 3.375% Notes tendered and accepted for purchase pursuant to the Tender Offer shall be $370, plus Accrued Interest. The consideration for each $1,000 principal amount of the 8 1/2% Notes tendered and accepted for purchase pursuant to the Tender Offer shall be $620, plus Accrued Interest.

Valid tenders of Notes pursuant to the Tender Offer will be accepted only in principal amounts of $1,000 or integral multiples of $1,000.

Upon the terms and subject to the conditions set forth in the Offer Documents, the Company will purchase Notes that are validly tendered and not validly withdrawn on or before the Expiration Date up to the Maximum Aggregate Purchase Amount in accordance with the Acceptance Priority Level for each Series of Notes and subject to proration. See “Maximum Aggregate Purchase Amount; Acceptance Priority Levels; Proration.”

Payment for Notes validly tendered (and not validly withdrawn) and accepted for payment (up to the Maximum Tender Offer Amount and subject to possible proration as described in this Offer to Purchase) will be made by the deposit of immediately available funds by the Company with the Depositary or pursuant to the Depositary’s instructions. The Depositary will act as agent for the tendering Holders for the purpose of receiving and coordinating payments from the Company and transmitting and coordinating such payments to Holders.

The applicable Purchase Price, plus Accrued Interest, will be paid on the Payment Date, assuming the conditions to the Tender Offer are satisfied or waived and the Notes are accepted for purchase.

Tenders of Notes pursuant to the Tender Offer may be validly withdrawn at any time prior to the Expiration Date by following the procedures described herein.

The Company may extend, amend or terminate the Tender Offer. See “Expiration Date; Extension; Amendment; Termination.”

Holders of Notes do not have to tender all of the Notes they own to participate in the Tender Offer. The Tender Offer is not conditioned on any minimum principal amount of Notes being tendered. The Tender Offer is, however, subject to the conditions discussed under “Conditions of the Tender Offer,” including the National Master Freight Agreement Amendment Condition.

MAXIMUM AGGREGATE PURCHASE AMOUNT; ACCEPTANCE PRIORITY LEVELS; PRORATION

The amount of each Series of Notes that is purchased in the Tender Offer will be based on the applicable Acceptance Priority Level for each Series of Notes and may be prorated.

If Notes are validly tendered (and not validly withdrawn) in the Tender Offer such that the aggregate Purchase Price, plus Accrued Interest, exceeds the Maximum Aggregate Purchase Amount, the Company will accept Notes for purchase, up to the Maximum Aggregate Purchase Amount, in accordance with the Acceptance Priority Level (as set forth in the table on the front cover of this Offer to Purchase) in numerical priority order. Therefore, all Notes validly tendered (and not validly withdrawn) in the Tender Offer having a higher Acceptance Priority Level will be accepted before any Notes validly tendered (and not validly withdrawn) having a lower Acceptance Priority Level are accepted, up to the Maximum Aggregate Purchase Amount and subject to possible proration as described in this Offer to Purchase.

Due to the size of the Maximum Aggregate Purchase Amount, all First Priority Notes will be accepted for purchase and will not be subject to proration and all Second Priority Notes may be accepted for purchase on a pro rata basis. Due to the size of the Maximum Aggregate Purchase Amount and depending on the principal amount of Notes of each Series validly tendered (and not validly withdrawn), Third Priority Notes, Fourth Priority Notes and Fifth Priority Notes validly tendered (and not validly withdrawn) may not be accepted for purchase or may be accepted for purchase on a pro rata basis.

With respect to any particular Acceptance Priority Level (except the second Acceptance Priority Level), if none of the Notes in any of the Acceptance Priority Levels higher than such Acceptance Priority Level is validly tendered, then the Company would purchase all of the outstanding Notes validly tendered (and not validly withdrawn) of such Acceptance Priority Level. With respect to the second Acceptance Priority Level, if none of the First Priority Notes is validly tendered, then the Company would purchase up to a maximum of approximately $213,270,000 aggregate principal amount of the Second Priority Notes validly tendered (and not validly withdrawn).

All Second Priority Notes validly tendered (and not validly withdrawn) will be accepted for purchase if the aggregate Purchase Price, plus Accrued Interest, for such Second Priority Notes plus any First Priority Notes validly tendered (and not validly withdrawn) does not exceed the Maximum Aggregate Purchase Amount. If the aggregate Purchase Price, plus Accrued Interest, for such Notes exceeds the Maximum Aggregate Purchase Amount, the Second Priority Notes will be accepted for purchase on a pro rata basis (with adjustments downward to avoid the purchase of Notes in a principal amount other than integral multiples of $1,000).

If the aggregate Purchase Price, plus Accrued Interest, for the First and Second Priority Notes that are validly tendered (and not validly withdrawn) is less than the Maximum Aggregate Purchase Amount, the Third Priority Notes validly tendered (and not validly withdrawn) will be accepted for purchase if the aggregate Purchase Price, plus Accrued Interest, for such Third Priority Notes does not exceed the remaining portion of the Maximum Aggregate Purchase Amount. If the aggregate Purchase Price, plus Accrued Interest, for such Third Priority Notes exceeds the remaining portion of the Maximum Aggregate Purchase Amount, the Third Priority Notes will be accepted for purchase on a pro rata basis (with adjustments downward to avoid the purchase of Notes in a principal amount other than integral multiples of $1,000).

If the aggregate Purchase Price, plus Accrued Interest, for the First, Second and Third Priority Notes that are validly tendered (and not validly withdrawn) is less than the Maximum Aggregate Purchase Amount, the Fourth Priority Notes validly tendered (and not validly withdrawn) will be accepted for purchase if the aggregate Purchase Price, plus Accrued Interest, for such Fourth Priority Notes does not exceed the remaining portion of the Maximum Aggregate Purchase Amount. If the aggregate Purchase Price, plus Accrued Interest, for such Fourth Priority Notes exceeds the remaining portion of the Maximum Aggregate Purchase Amount, the Fourth Priority Notes will be accepted for purchase on a pro rata basis (with adjustments downward to avoid the purchase of Notes in a principal amount other than integral multiples of $1,000).

If the aggregate Purchase Price, plus Accrued Interest, for the First, Second, Third and Fourth Priority Notes that are validly tendered (and not validly withdrawn) is less than the Maximum Aggregate Purchase Amount, the Fifth Priority Notes validly tendered (and not validly withdrawn) will be accepted for purchase if the aggregate Purchase Price, plus Accrued Interest, for such Fifth Priority Notes does not exceed the remaining portion of the Maximum Aggregate Purchase Amount. If the aggregate Purchase Price, plus Accrued Interest, for such Fifth Priority Notes exceeds the remaining portion of the Maximum Aggregate Purchase Amount, the Fifth Priority Notes will be accepted for purchase on a pro rata basis (with adjustments downward to avoid the purchase of Notes in a principal amount other than integral multiples of $1,000).

In the event that proration of a Series of tendered Notes is required, the Company will determine the final proration factor as soon as practicable after the Expiration Date and will announce the results of proration by press release. Holders may also obtain such information from the Information Agent or the Dealer Manager after the Company has made the proration determination. In the event Notes tendered are not purchased due to proration, such Notes will be promptly returned to such tendering Holders.

EXPIRATION DATE; EXTENSION; AMENDMENT; TERMINATION

The Tender Offer will expire at 12:00 midnight, New York City time, on Tuesday, December 23, 2008, unless extended or earlier terminated by the Company.

If the Tender Offer is extended, the term “Expiration Date” with respect to such extended Tender Offer shall mean the time and date on which the Tender Offer as so extended, shall expire. The Company reserves the right to extend the Tender Offer from time to time or for such period or periods as it may determine in its sole discretion by giving notice of such extension to the Depositary and by making a public announcement of such extension by press release to the Dow Jones News Service, Business Wire, or another similar service, no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the Tender Offer, all Notes previously tendered and not accepted for purchase will remain subject to the Tender Offer and may be accepted for purchase by the Company, subject to the terms and conditions of the Tender Offer.

To the extent it is legally permitted to do so, the Company reserves the right, in its sole discretion, at any time prior to the Expiration Date, to waive any condition to the Tender Offer with respect to one or more Series of Notes, to amend any of the terms of the Tender Offer with respect to one or more Series of Notes, to modify the Purchase Price with respect to one or more Series of Notes, and to change the Acceptance Priority Level with respect to one or more Series of Notes. Any waiver or amendment to the Tender Offer with respect to a Series of Notes, including any increase in the Purchase Price, will apply to all Notes of that Series tendered pursuant to the Tender Offer. If the Company makes a material change to the terms of the Tender Offer or waives a material condition of the Tender Offer, the Company will give notice of such amendment or such waiver to the Depositary and will disseminate additional Offer Documents and will extend the Tender Offer to the extent required by law.

The minimum period during which the Tender Offer will remain open following a material change in the terms of the Tender Offer or in the information concerning the Tender Offer will depend upon the facts and circumstances of such change, including the relative materiality of the changes. With respect to a change in consideration or percentage of Notes sought, unless otherwise permitted by applicable law, the Tender Offer will remain open for at least 10 business days following the change. If we amend any of the terms of the Tender Offer in a manner we determine to constitute a material change adversely affecting any Holder, we will promptly disclose any such amendment in a manner reasonably calculated to inform Holders of such amendment, and we will extend the Tender Offer for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to Holders, if the Tender Offer would otherwise expire during such time period.

In the event the Company terminates the Tender Offer, it shall give immediate notice thereof to the Depositary, and all Notes theretofore tendered and not accepted for payment shall be returned promptly to the tendering Holders thereof. In the event that the Tender Offer is terminated, withdrawn or otherwise not consummated prior to the Expiration Date, the Purchase Price, plus Accrued Interest, will not become payable. See “Withdrawal of Tenders” and “Conditions of the Tender Offer.”

ACCEPTANCE OF NOTES FOR PURCHASE; PAYMENT FOR NOTES

Upon the terms and subject to the conditions of the Tender Offer, the Company will accept for purchase Notes validly tendered pursuant to the Tender Offer (or defectively tendered, if such defect has been waived by the Company) and not validly withdrawn up to the Maximum Aggregate Purchase Amount, subject to proration as described above under the caption “Maximum Aggregate Purchase Amount; Acceptance Priority Levels; Proration.” The applicable Purchase Price, plus Accrued Interest, for any Notes accepted for purchase (up to the Maximum Aggregate Purchase Amount and subject to possible proration as described in this Offer to Purchase) shall be paid to each Holder promptly following the Expiration Date.

The Company reserves the right, in its sole discretion, to delay acceptance for purchase of Notes tendered under the Tender Offer or the payment for Notes accepted for purchase (subject to Rule 13e-4(f) and Rule 14e-l under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer), or to terminate the Tender Offer and not accept for purchase any Notes not theretofore accepted for purchase, if any of the conditions set forth under “Conditions of the Tender Offer” shall not have been satisfied or waived by the Company, or in order to comply with any applicable law. In all cases, payment for Notes accepted for purchase pursuant to the Tender Offer will be made only after timely receipt by the Depositary of certificates representing the Notes (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof or satisfaction of DTC’s ATOP procedures) and any other documents required thereby.

For purposes of the Tender Offer, the Company will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes, if such defect has been waived by the Company) when the Company gives notice thereof to the Depositary, subject to the terms of this Offer to Purchase. Payment for Notes accepted for purchase in the Tender Offer will be made by the Company by depositing such payment with the Depositary (or pursuant to the instructions of the Depositary), which will act as agent for the tendering Holders for the purpose of receiving the Purchase Price, plus Accrued Interest, and transmitting such payment to such Holders. Tenders of Notes pursuant to the Tender Offer, as well as withdrawal of previously tendered Notes, will be accepted only in principal amounts equal to $1,000 or any integral multiple thereof.

If, for any reason, acceptance for purchase of, or payment for, validly tendered Notes pursuant to the Tender Offer is delayed or the Company is unable to accept for purchase, or to pay for, validly tendered Notes pursuant to the Tender Offer, then the Depositary, nevertheless, on behalf of the Company, may retain tendered Notes, without prejudice to the rights of the Company described under “Expiration Date; Extension; Amendment; Termination,” “Conditions of the Tender Offer” and “Withdrawal of Tenders” (subject to Rule 13e-4(f) and Rule 14e-1 under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer).

If any tendered Notes are not accepted for purchase for any reason pursuant to the terms and conditions of the Tender Offer, or if certificates are submitted evidencing more Notes than those which are tendered, certificates evidencing unpurchased Notes will be returned, without expense, to the tendering Holder, unless otherwise requested by such Holder under “Special Delivery Instructions” in the Letter of Transmittal (or, in the case of any Notes tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth under the caption “Procedures for Tendering Notes —Book-Entry Transfer,” such Notes will be credited to the account maintained at the Book-Entry Transfer Facility from which such Notes were delivered), promptly following the Expiration Date or the termination of the Tender Offer.

The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its respective affiliates, the right to purchase all or any portion of the Notes tendered pursuant to the Tender Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Tender Offer and will in no way prejudice the rights of tendering Holders to receive payment for their Notes validly tendered and not validly withdrawn and accepted for payment pursuant to the Tender Offer.

Under no circumstances will any interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.

Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions, fees or transfer taxes to the Company, the Dealer Manager, the Depositary or the Information Agent with respect to the purchase of their Notes unless the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on a Letter of Transmittal has been completed, as described in the Instructions thereto. The Company will pay all other charges and expenses in connection with the Tender Offer. See “Dealer Manager; Information Agent; Depositary.”

PROCEDURES FOR TENDERING NOTES

Tender of Notes Held Through DTC

Any beneficial owner whose Notes are registered in the name of a Custodian or held through the Book-Entry Transfer Facility and who wishes to tender its Notes should contact such Custodian promptly and instruct such Custodian to tender its Notes on such beneficial owner’s behalf.

The Depositary and DTC have confirmed that the Tender Offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the Tender Offer by causing DTC to transfer their Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC, received by the Depositary and forming part of the Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the DTC participant tendering Notes which are the subject of such Book-Entry Confirmation that such DTC participant has received and agrees to be bound by the terms of the Tender Offer as set forth in this Offer to Purchase and the Letter of Transmittal and that the Company may enforce such agreement against such participant. Holders desiring to tender their Notes on the Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Expiration Date. Tenders not received by the Depositary on or prior to the Expiration Date will be disregarded and of no effect.

Tender of Notes held in Physical Form

For a Holder to validly tender its Notes held in physical form pursuant to the Tender Offer, the certificates for the tendered Notes, a properly completed and validly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the instructions to the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date.

The Letter of Transmittal and Notes should be sent only to the Depositary, and not to the Company, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility.

The method of delivery of Notes, the Letter of Transmittal and all other required documents to the Depositary is at the election and risk of the Holder tendering Notes. Delivery of such documents will be deemed made only when actually received by the Depositary. If such delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to the Expiration Date. No alternative, conditional or contingent tenders of Notes will be accepted.

Signature Guarantees

Signatures on the Letter of Transmittal must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program or is otherwise an “eligible guarantor institution” as that term is defined in Rule 17Ad-15 under the Exchange Act (generally a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office in the United States) (an “Eligible Institution”), unless (i) the Letter of Transmittal is signed by the registered Holder of the Notes tendered therewith and payment of the Purchase Price is to be made, or if any Notes for principal amounts not tendered or not accepted for purchase are to be issued, directly to such Holder and neither the “Special Issuance Instructions” box nor the “Special Delivery Instructions” box on the Letter of Transmittal has been completed, or (ii) such Notes are tendered for the account of an Eligible Institution.

Book-Entry Transfer

The Depositary will establish and maintain an account with respect to the Notes at DTC (the “Book-Entry Transfer Facility”) promptly after the date of this Offer to Purchase (to the extent such arrangements have not been made previously by the Depositary), and any financial institution that is a participant in the Book-Entry Transfer Facility system and whose name appears on a security position listing as the owner of the Notes may make book-entry delivery of Notes by causing the Book-Entry Transfer Facility to transfer such Notes into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. The confirmation of a book-entry transfer of Notes into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to herein as a “Book-Entry Confirmation.” Although delivery of Notes may be effected through book-entry transfer into the Depositary’s account at DTC, an Agent’s Message, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or before the Expiration Date. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Lost or Missing Certificates

If a Holder desires to tender Notes pursuant to the Tender Offer, but the certificates representing such Notes have been mutilated, lost, stolen or destroyed, such Holder should write to or telephone the applicable Trustee at the address or telephone number listed below about procedures for obtaining replacement certificates for such Notes or arranging for indemnification or any other matters that require handling by the applicable Trustee.

Convertible Note Trustee

Deutsche Bank Trust Company Americas

c/o DB Services Tennessee Inc.

Attention: Securities Replacement Unit

648 Grassmere Park Road

Nashville, Tennessee 37211

Telephone number: 1-800-735-7777

8 1/2% Note Trustee

The Bank of New York Mellon Trust Company, N.A.

Attention: Corporate Trust Department

101 Barclay Street

New York, New York 10286

Telephone number: 1-800-275-2048

Other Matters

Notwithstanding any other provision hereof, payment for Notes accepted for payment pursuant to the Tender Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for, or a timely Book-Entry Confirmation with respect to, such Notes, (ii) a properly completed and validly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the Purchase Price as a result of any delay in making such payments.

Tenders of Notes pursuant to any of the procedures described above, and acceptance thereof by the Company for purchase, will constitute a binding agreement between the Company and the tendering Holder of such Notes, upon the terms and subject to the conditions of the Tender Offer in effect on the Expiration Date.

By executing a Letter of Transmittal as set forth above (or by tendering Notes through book-entry transfer), and subject to and effective upon acceptance for purchase of, and payment for, the Notes tendered therewith, a tendering Holder: (i) irrevocably sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to all the Notes tendered thereby; (ii) waives any and all other rights with respect to the Notes (including the tendering Holder’s waiver of any existing or past defaults and their consequences in respect of the

Notes and the Indenture under which the Notes were issued); (iii) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the Notes, including any claims that such Holder is entitled to receive additional payments with respect to the Notes or to participate in any redemption or defeasance of the Notes; and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Purchase Price for any tendered Notes that are purchased by the Company), all in accordance with the terms of the Tender Offer.

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of Notes will be determined by the Company, in its sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of Notes will not be considered valid. The Company reserves the absolute right, in its sole discretion, to reject any or all tenders of Notes that are not in proper form or the acceptance of which, in the Company’s opinion, would be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes.

Any defect or irregularity in connection with tenders of Notes must be cured within such time as the Company determines, unless waived by the Company. Tenders of Notes shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. A defective tender (which defect is not waived by the Company) will not constitute a valid tender of Notes. None of the Company, the Depositary, the Trustees, the Information Agent, the Dealer Manager or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes, or will incur any liability to Holders for failure to give any such notice.

The Company has not provided guaranteed delivery provisions in connection with the Tender Offer. Holders must tender their Notes in accordance with the procedures set forth in the Offer Documents.

WITHDRAWAL OF TENDERS

Holders who wish to exercise their right of withdrawal with respect to the Tender Offer must give written notice of withdrawal by mail, hand delivery or manually signed facsimile transmission, or a properly transmitted “Request Message” through ATOP, which notice must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase (or, in the case of Notes tendered by book-entry transfer, through ATOP) on or prior to the Expiration Date or at such other permissible times as are described herein. In order to be valid, a notice of withdrawal must specify the name of the person who deposited the Notes to be withdrawn (the “Depositor”), the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the participant in the Book-Entry Transfer Facility whose name appears on the security position listing as the owner of such Notes), if different from that of the Depositor, the Series of Notes to be withdrawn, and the principal amount of Notes to be withdrawn. If certificates have been delivered or otherwise identified (through confirmation of book-entry transfer of such Notes) to the Depositary, the name of the Holder and the certificate number or numbers relating to such Notes withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of the certificates for the withdrawn Notes (or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with withdrawn Notes). The notice of withdrawal (other than a notice transmitted through ATOP) must be signed by the Holder in the same manner as the Letter of Transmittal (including, in any case, any required signature guarantees), or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has the legal authority to withdraw such tender on behalf of the Holder. Holders may not rescind withdrawals of tendered Notes. However, validly withdrawn Notes may be retendered by following the procedures therefor described elsewhere in this Offer to Purchase at any time on or prior to the Expiration Date. A Holder who validly withdraws previously tendered Notes will not receive the Purchase Price unless such Notes are retendered in accordance with the procedures and deadlines described in this Offer to Purchase.

All questions as to the form and validity (including time of receipt) of any tender of a Note or revocation of a tender of a Note will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Trustees, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in any delivery or revocation of a tender of a Note or incur any liability for failure to give any such notification.

If the Company is delayed in its acceptance for purchase of, or payment for, the Notes or is unable to accept for purchase or pay for Notes pursuant to the Tender Offer for any reason, then, without prejudice to the Company’s rights hereunder, tendered Notes may be retained by the Depositary on behalf of the Company (subject to Rule 13e-4(f) and Rule 14e-1 under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer).

The Convertible Notes are debt obligations of the Company and are governed by the Convertible Note Indenture under which the Convertible Notes were issued. The 8 1/2% Notes are debt obligations of YRCRT and are governed by the 8 1/2% Indenture. There are no appraisal or other similar statutory rights available to Holders in connection with the Tender Offer.

CONDITIONS OF THE TENDER OFFER

Notwithstanding any other provision of the Tender Offer, the Company will not be required to accept for purchase, or to pay for, Notes tendered pursuant to the Tender Offer and may terminate, extend or amend the Tender Offer and may (subject to Rule 13e-4(f) and Rule 14e-1 under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for purchase of, and payment for, Notes so tendered if, on or prior to the Expiration Date, if any of the following events have occurred (or been determined by the Company to have occurred):

•	the National Master Freight Agreement Amendment Condition (as defined below) shall not have been satisfied;

•

there is pending or has been threatened in writing or instituted any action, proceeding or investigation by or before any court or governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, which (a) challenges the making of the Tender Offer, the purchase of Notes pursuant to the Tender Offer or otherwise relates in any manner to the Tender Offer and in the Company’s reasonable judgment, would or might prohibit, prevent or delay consummation of the Tender Offer or that will, or is reasonably likely to, materially impair the contemplated benefits to the Company of the Tender Offer, or otherwise result in the consummation of the Tender Offer not being, or not reasonably likely to be, in the best interests of the Company or (b) in the Company’s reasonable judgment, could have a material adverse effect on the business, financial condition, income, operations or prospects of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”);

•

a statute, rule, regulation, judgment, order, stay or injunction shall have been threatened publicly or in writing, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable by any court or governmental, regulatory or administrative agency, authority or tribunal, domestic or foreign, which, in the Company’s reasonable judgment, would or might directly or indirectly prohibit, prevent or delay consummation of the Tender Offer or that could have a Material Adverse Effect;

•

there has been or is likely to occur any event or series of events that, in the Company’s reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Tender Offer or that will, or is reasonably likely to, materially impair the contemplated benefits to the Company of the Tender Offer, or otherwise result in the consummation of the Tender Offer not being, or not reasonably likely to be, in the best interests of the Company;

•

there has been (a) any general suspension of, shortening of hours for or limitation on prices for trading in securities in the United States securities or financial markets for a period in excess of 24 hours, (b) a material impairment in the trading market for debt or equity securities, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (d) a commencement of a war, armed hostilities, act of terrorism or other national or international crisis, (e) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (f) any material change in the United States currency exchange rates or a suspension of, or limitations on, the markets therefor (whether or not mandatory) or (g) in the case of any of the foregoing existing at the time of the commencement of the Tender Offer, a material acceleration or worsening thereof; or

•

there has been or is likely to occur any change or development, including without limitation, a change or development involving a prospective change, in or affecting the business or financial affairs of the Company and its subsidiaries which, in the Company’s reasonable judgment, could or might prohibit, prevent or delay consummation of the Tender Offer or impair the contemplated benefits of the Tender Offer to the Company or might be material in deciding whether to accept any tenders of Notes.

The “National Master Freight Agreement Amendment Condition” shall mean that employees of subsidiaries of the Company who are subject to the National Master Freight Agreement (“National Master Freight Agreement”), effective April 1, 2008 through March 31, 2013, between the International Brotherhood of Teamsters and Trucking Management Inc., a multi-employer representative for certain subsidiaries of the Company, shall have ratified an amendment to that agreement regarding a wage reduction. The National Master Freight Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on February 11, 2008.

The conditions to the Tender Offer shall be deemed to be satisfied, unless any of the conditions occur and are not waived, on or after the date of this Offer to Purchase. The conditions to the Tender Offer are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances giving rise to such conditions or may be waived by the Company, in whole or in part, in its sole discretion, whether or not any other condition of the Tender Offer also is waived. The Company has not made a decision as to what circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Although the Company has no present plans or arrangements to do so, the Company reserves the right to amend, at any time prior to the Expiration Date, the terms of the Tender Offer. The Company will give Holders notice of such amendments as may be required by applicable law.

SOURCE AND AMOUNT OF FUNDS

On October 23, 2008, the Company borrowed $250 million under its Credit Agreement dated as of August 17, 2007, among the Company, certain of its foreign subsidiaries and the lenders and agents party thereto, as amended by Amendment No.1 to the Credit Agreement dated April 18, 2008 (the “Credit Agreement”). As of the date of this Offer to Purchase, the weighted average interest rate on the amount borrowed is approximately 4.5%. These funds are currently being held by the Company in cash and cash equivalents. The Company currently plans to use a portion of such funds to purchase the Notes in the Tender Offer.

The Company is offering to purchase for cash, upon the terms and subject to the conditions set forth in the Offer Documents, the Notes listed on the cover page of this Offer to Purchase from each Holder of such Notes such that the aggregate Purchase Price, plus Accrued Interest, shall not exceed the Maximum Aggregate Purchase Amount. The Company has cash on hand sufficient to pay the Maximum Aggregate Purchase Amount and to pay all related fees and expenses relating to the Tender Offer.

RIGHTS OF NOTE HOLDERS AS A RESULT OF THE TENDER OFFER

If your Notes are tendered and accepted in the Tender Offer, you will receive the applicable Purchase Price per $1,000 principal amount of Notes tendered and accepted, plus Accrued Interest, but will give up rights and obligations associated with ownership of such Notes. Please refer to the Indentures for the rights that you will forgo and obligations of which you will be relieved if you tender your Notes and the tender is accepted. All Notes validly tendered and accepted in the Tender Offer will be cancelled.

Any Notes not tendered or tendered but not accepted in accordance with the terms set forth in this Offer to Purchase or because they were not validly tendered shall remain outstanding upon completion of the Tender Offer. Any Notes that remain outstanding after the Tender Offer will continue to be the obligation of the Company or YRCRT, as applicable, and will enjoy the benefits of the Indentures, including accrual of interest. You should refer to the Indentures to determine your rights and obligations under the Indentures.

MARKET AND TRADING INFORMATION

The Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Reliable pricing information for the Notes may not be available. The Company believes trading in the Notes has been limited and sporadic. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. To the extent such information is available, Holders are urged to contact their brokers or financial advisors or call the Information Agent at the number set forth on the back cover of this Offer to Purchase with respect to current information regarding the trading price of the Notes.

To the extent that the Notes are tendered and accepted in the Tender Offer, such Notes will cease to be outstanding. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a greater float. Consequently, any Notes that the Company purchases pursuant to the Tender Offer will reduce the float and may negatively impact the liquidity, market value and price volatility of the Notes that remain outstanding following the Tender Offer. The Company cannot assure you that a trading market will exist for the Notes following the Tender Offer. The extent of the market for the Notes following the completion of the Tender Offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at such time and the interest in maintaining a market in such Notes on the part of securities firms.

Shares of the Company’s common stock, $1.00 par value per share (“Common Stock”) into which the 5% Notes and the 3.375% Notes are convertible (subject to the satisfaction of certain conversion terms and conditions as set forth in the Convertible Note Indentures) currently are traded on the NASDAQ Stock Market under the symbol “YRCW.”

The following table summarizes the high and low sales prices for the Company’s Common Stock for each of the periods indicated as reported by the NASDAQ Stock Market.

	High	Low
Year ended December 31, 2006
First Quarter	$50.01	$37.41
Second Quarter	$45.28	$36.17
Third Quarter	$43.64	$35.36
Fourth Quarter	$42.34	$36.58

Year ended December 31, 2007
First Quarter	$46.60	$38.37
Second Quarter	$45.74	$36.80
Third Quarter	$38.28	$27.14
Fourth Quarter	$28.14	$16.53

Year ended December 31, 2008
First Quarter	$18.86	$11.40
Second Quarter	$19.17	$12.18
Third Quarter	$21.42	$11.96
Fourth Quarter (through November 24, 2008)	$11.37	$1.56

On November 24, 2008, the closing bid price quoted on the NASDAQ Stock Market for the Common Stock was $2.43 per share.

Recent Transactions

Between October 9, and October 16, 2008, the Company issued 1,722,904 shares of the Company’s common stock, $1.00 par value per share (“Shares”), in exchange for $13,163,000 principal amount of the Company’s 5.0% Net Share Settled Notes, owned by a qualified institutional holder of such Notes. The 5.0% Net Share Settled Notes exchanged have been retired and cancelled.

The issuance of Shares as described above was made by the Company pursuant to the exemption from the registration requirements contained in Section 3(a)(9) of the Securities Act of 1933, as amended, on the basis that each offer constituted an exchange with an existing holder of the Company’s securities and no commission or other remuneration was paid to any party for soliciting such exchange.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences, as of the date of this Offer to Purchase, of the Tender Offer to a Holder of the Notes. This discussion only applies to Holders who hold their Notes as capital assets for U.S. federal income tax purposes (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to a Holder in light of its particular circumstances. For example, this discussion does not address:

•

tax consequences to Holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, certain financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), regulated investment companies, expatriates or certain former citizens and former long-term residents of the United States, real estate investment trusts, tax-exempt entities or insurance companies;

•	tax consequences to persons holding the Notes as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	tax consequences to U.S. Holders (defined below) whose “functional currency” is not the U.S. dollar;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any, to Holders of the Notes; or

•	any state, local or foreign tax consequences.

If a partnership or other entity classified as a partnership for U.S. federal tax purposes holds the Notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Notes, you should consult your own tax advisors.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, final, temporary and proposed Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date of this Offer to Purchase. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect, which may affect the tax consequences described herein. No advance tax ruling has been sought or obtained by the Company from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

U.S. Federal Income Tax Consequences to Tendering U.S. Holders

The following summarizes certain material U.S. federal income tax consequences to U.S. Holders that tender the Notes pursuant to the Tender Offer. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Notes who or that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Tendering U.S. Holders of the 5% Notes or the 3.375% Notes

Upon the receipt of cash for the 5% Notes or the 3.375% Notes (collectively, the “Contingent Notes”) pursuant to the Tender Offer, a U.S. Holder will generally recognize gain or loss in an amount equal to the difference between the amount of cash received in the Tender Offer and the U.S. Holder’s adjusted tax basis in the Contingent Notes tendered in the Tender Offer. A U.S. Holder’s adjusted tax basis in the Contingent Notes will generally be equal to the U.S. Holder’s purchase price for the Contingent Notes, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any positive or negative adjustments to interest accruals) and decreased by the amount of any non-contingent payment and the projected amount of any contingent payment previously made on the Contingent Notes to the U.S. Holder. A U.S. Holder will generally treat any gain as ordinary interest income, while any loss will generally be treated as ordinary loss to the extent that the previous interest inclusions on the Contingent Notes exceed the total negative adjustments previously taken into account as ordinary loss, with the balance treated as capital loss. The deductibility of capital losses is subject to limitations.

Tendering U.S. Holders of the 8 1/2% Notes

Upon the receipt of cash for the 8 1/2% Notes pursuant to the Tender Offer, a U.S. Holder will generally recognize gain or loss in an amount equal to the difference between the amount of cash received in the Tender Offer (other than any portion of the cash received that is attributable to accrued but unpaid interest, which will be taxable as ordinary interest income if not previously included in income) and the U.S. Holder’s adjusted tax basis in the 8 1/2% Notes tendered in the Tender Offer. A U.S. Holder’s adjusted tax basis in an 8 1 /2% Note will generally be equal to the cost of the 8 1/2% Note to such U.S. Holder, increased by any market discount (described below) previously included in income by such U.S. Holder and decreased by any amortizable bond premium which such U.S. Holder has previously deducted and any previous payment of principal. Except to the extent that gain is re-characterized as ordinary income pursuant to the market discount rules discussed below, such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if the 8 1/2% Notes have been held more than one year. Long-term capital gains of non-corporate taxpayers are currently taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

If a tendering U.S. Holder acquired 8 1/2% Notes with market discount, gain recognized by the U.S. Holder will generally be treated as ordinary income to the extent of any market discount on the 8 1/2% Notes that has accrued during the period that the tendering U.S. Holder held the 8 1/2% Notes and that has not previously been included in income by the U.S. Holder. An 8 1/2% Note will generally be considered to be acquired with market discount if, and to the extent, the initial tax basis of the 8 1/2% Note in the hands of the U.S. Holder is less than the stated principal amount of the 8 1/2% Note by more than a specified de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder elects to accrue the market discount using a constant yield method.

U.S. Federal Income Tax Consequences to Tendering Non-U.S. Holders

The following summarizes certain material U.S. federal income tax consequences to non-U.S. Holders of tendering the Notes pursuant to the Tender Offer. For purposes of this discussion, the term “non-U.S. Holder” means a beneficial owner of a Note who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain non-U.S. Holders subject to special tax treatment, such as “controlled foreign corporations” or “passive foreign investment companies.” Such non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Tendering Non-U.S. Holders of the 5% Notes or the 3.375% Notes

Any amount of cash received pursuant to the Tender Offer for the Contingent Notes by a non-U.S. Holder will be exempt from U.S. federal income and withholding tax, provided that:

•

such amount is not effectively connected with the conduct by such non-U.S. Holder of a U.S. trade or business (and, if an applicable income tax treaty applies, is attributable to a “permanent establishment” maintained by the non-U.S. Holder within the United States);

•	the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of our classes of voting stock;

•	the non-U.S. Holder is not a controlled foreign corporation within the meaning of the Code that is directly or indirectly related to us through stock ownership;

•

the non-U.S. Holder is not a bank that acquired the Contingent Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•

(i) the non-U.S. Holder provides its name and address and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN (or other applicable form)), (ii) the non-U.S. Holder holds its Contingent Notes through certain foreign intermediaries and it satisfies the certification requirements of applicable Treasury regulations, or (iii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the Contingent Notes on behalf of the non-U.S. Holder and such securities clearing organization, bank or other financial institution satisfies the certification requirements of applicable Treasury regulations; and

•

in the case of gain realized on the tender of the Contingent Notes pursuant to the Tender Offer, the Company is not, and has not been within the shorter of the five-year period preceding such tender and the period the non-U.S. Holder held the Contingent Notes, a U.S. real property holding corporation for U.S. federal income tax purposes. The Company believes that it is not, and has not been for the past five years, a U.S. real property holding corporation for U.S. federal income tax purposes.

If a non-U.S. Holder cannot satisfy the second through fifth requirements described above, the Company, its paying agent or the person who otherwise would be required to withhold tax will generally be required to withhold tax at a rate of 30% on any amount of cash received pursuant to the Tender Offer for the Contingent Notes unless the non-U.S. Holder provides the Company, its paying agent or the person who would otherwise be required to withhold tax with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding tax under the benefit of an applicable tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that such payment is not subject to withholding tax because it is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business.

If a non-U.S. Holder is engaged in a U.S. trade or business and any amount of gain recognized in connection with the Tender Offer for the Contingent Notes by the non-U.S. Holder is effectively connected with the conduct of such U.S. trade or business (and, if an income tax treaty applies, is attributable to a “permanent establishment” maintained by the non-U.S. Holder within the United States), the non-U.S. Holder will be subject to U.S. federal income tax on such gain in generally the same manner as if it were a U.S. Holder, subject to any modification provided under an applicable income tax treaty. In addition, if a non-U.S. Holder is a foreign corporation, it may be subject to a “branch profits tax” equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a U.S. trade or business.

Tendering Non-U.S. Holders of the 8 1/2% Notes

Any gain realized by a non-U.S. Holder that tenders an 8 1/2% Note pursuant to the Tender Offer will generally not be subject to U.S. federal income tax or withholding tax unless:

•

such gain is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty applies, is attributable to a “permanent establishment” maintained by the non-U.S. Holder within the United States);

•	in the case of an amount which is attributable to accrued but unpaid interest, the non-U.S. Holder does not meet the conditions for exemption from U.S. federal withholding tax, as described below; or

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of tender, and certain other conditions are met.

If a non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of tender of the 8 1/2% Notes pursuant to the Tender Offer, and certain other requirements are met, such non-U.S. Holder will generally be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any such realized gain.

If a non-U.S. Holder is engaged in a U.S. trade or business and gain on the sale of the 8 1/2% Notes pursuant to the Tender Offer is effectively connected with the conduct of such U.S. trade or business (and, if an income tax treaty applies, is attributable to a “permanent establishment” maintained by the non-U.S. Holder within the United States), the non-U.S. Holder will generally be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder who tendered the 8 1/2% Notes pursuant to the Tender Offer, subject to any modification provided under an applicable income tax treaty. In addition, if a non-U.S. Holder is a foreign corporation, it may be subject to a “branch profits tax” equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a U.S. trade or business.

Any amount received pursuant to the Tender Offer attributable to accrued but unpaid interest on 8 1/2% Notes held by a non-U.S. Holder will be exempt from U.S. federal income and withholding tax, provided that:

•	such amount is not effectively connected with the conduct by such non-U.S. Holder of a U.S. trade or business;

•	the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of our classes of voting stock;

•	the non-U.S. Holder is not a controlled foreign corporation within the meaning of the Code that is directly or indirectly related to us through stock ownership;

•

the non-U.S. Holder is not a bank that acquired the 8 1/2% Note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

(i) the non-U.S. Holder provides its name and address and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN (or other applicable form)), (ii) the non-U.S. Holder holds its 8 1/2% Notes through certain foreign intermediaries and it satisfies the certification requirements of applicable Treasury regulations, or (iii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the 8 1/2% Notes on behalf of the non-U.S. Holder and such securities clearing organization, bank or other financial institution satisfies the certification requirements of applicable Treasury regulations.

If a non-U.S. Holder cannot satisfy the requirements described above, any amount received pursuant to the Tender Offer attributable to accrued but unpaid interest on an 8 1/2% Note held by a non-U.S. Holder will be subject to a 30% U.S. federal withholding tax unless the non-U.S. Holder provides us, our paying agent or the person who would otherwise be required to withhold tax with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding tax under the benefit of an applicable tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business.

If a non-U.S. Holder is engaged in a U.S. trade or business and any amount received pursuant to the Tender Offer attributable to accrued but unpaid interest on an 8 1/2% Note held by the non-U.S. Holder is effectively connected with the conduct of such U.S. trade or business (and, if an income tax treaty applies, is attributable to a “permanent establishment” maintained by the non-U.S. Holder within the United States), the non-U.S. Holder will be subject to U.S. federal income tax on such interest on a net income basis (although exempt from the 30% U.S. federal withholding tax provided the certification requirements discussed above are satisfied) in generally the same manner as if it were a U.S. Holder who tendered an 8 1/2% Note pursuant to the Tender Offer, subject to any modification provided under an applicable income tax treaty. In addition, if a non-U.S. Holder is a foreign corporation, it may be subject to a “branch profits tax” equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a U.S. trade or business.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments received by Holders whose Notes are tendered pursuant to the Tender Offer. A U.S. Holder will be subject to U.S. backup withholding tax with respect to the gross proceeds received from such tender and payment if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certification procedures, or to otherwise establish an exemption from U.S. backup withholding tax.

A non-U.S. Holder will generally not be subject to U.S. backup withholding tax with respect to the gross proceeds from such tender and payment provided that such non-U.S. Holder certifies as to its foreign status (and the payor does not have actual knowledge or reason to know that such non-U.S. Holder is a United States person as defined in the Code), or otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. The amount of any U.S. backup withholding tax from a payment will be allowed as a credit against the Holder’s U.S. federal income tax liability and may entitle the Holder to a refund, provided that the required information is timely furnished to the IRS.

Holders should consult their tax advisors regarding the application of backup withholding and information reporting.

This discussion is provided for general information only and does not constitute legal advice to any Holder of the Notes. Holders should consult their own tax advisors concerning the U.S. federal income tax consequences of the Tender Offer in light of their own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DEALER MANAGER; INFORMATION AGENT;

DEPOSITARY

The Company has retained Goldman Sachs to act as the Dealer Manager for the Tender Offer. In its capacity as Dealer Manager, Goldman Sachs may contact Holders regarding the Tender Offer and may request Custodians to forward this Offer to Purchase and related materials to beneficial owners of Notes.

The Company has agreed to pay Goldman Sachs customary fees and to reimburse Goldman Sachs for its reasonable out-of-pocket expenses for its services in connection with the Tender Offer. The Company also has agreed to indemnify Goldman Sachs and its affiliates against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the Tender Offer.

The Dealer Manager and its affiliates have provided in the past, and are currently providing, investment banking and financial advisory services to the Company and its affiliates, for which its has received or will receive customary compensation. The Dealer Manager and its affiliates may also from time to time be engaged in transactions with and perform services in the ordinary course of their business for the Company and its affiliates.

In addition, at any time the Dealer Manager and its affiliates may trade or hold, or may have traded or held, the Notes or other securities issued by the Company or its affiliates, for their own account or for the accounts of customers, and, accordingly, may hold or may have held a long or short position in the Notes or such other securities. In addition, the Dealer Manager may tender Notes in the Tender Offer for its own account.

Global Bondholder Services Corporation has been appointed the Information Agent with respect to the Tender Offer. The Company will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. The Company also has agreed to indemnify the Information Agent for certain liabilities. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

Global Bondholder Services Corporation has also been appointed the Depositary for the Tender Offer. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase. The Company will pay the Depositary customary fees for its services and reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. The Company has also agreed to indemnify the Depositary for certain liabilities.

None of the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company or its affiliates contained in this Offer to Purchase or related documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

NONE OF THE COMPANY, THE TRUSTEES, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR NOTES UNDER THE TENDER OFFER, AND NO ONE HAS BEEN AUTHORIZED BY ANY OF THEM TO MAKE ANY SUCH RECOMMENDATION. HOLDERS SHOULD MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER NOTES.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements in this Offer to Purchase and the documents incorporated in this Offer to Purchase by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (each a “forward-looking statement”). Forward-looking statements include those preceded by, followed by or include the words “should,” “could,” “would,” “will,” “may,” “expect,” “believe,” “estimate” or similar expressions. The Company’s actual results could differ materially from those projected by these forward-looking statements due to a number of factors, including (without limitation), the principal amount of Notes of each Series tendered, the satisfaction or waiver of the conditions of the Tender Offer contained in this Offer to Purchase, including the National Master Freight Agreement Amendment Condition, inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the Company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the combination of the sales, operations and networks of Yellow Transportation and Roadway, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the Company’s reports filed with the Securities and Exchange Commission (the “Commission”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

These forward-looking statements speak only as of the date of this Offer to Purchase. Except as required by applicable law, the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS OFFER TO PURCHASE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY, OR THE DEALER MANAGER.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents have been filed with the Commission and are incorporated herein by reference (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K unless specifically incorporated by reference by the Company):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Definitive Proxy Statement on Schedule 14A filed April 1, 2008;

•

Current Reports on Form 8-K filed January 2, 2008, February 11, 2008, April 21, 2008, May 19, 2008, July 8, 2008, August 15, 2008, September 23, 2008, October 3, 2008, October 8, 2008, October 17, 2008, October 24, 2008 and November 24, 2008; and

•	Tender Offer Statement on Schedule TO filed November 25, 2008.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Offer to Purchase and prior to the expiration or termination of the Tender Offer shall be deemed to be incorporated by reference in this Offer to Purchase and to be a part hereof from the date of filing such documents.

Any statement contained in this Offer to Purchase or incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. Subject to the foregoing, all information appearing in this Offer to Purchase is qualified in its entirety by the information appearing in the documents incorporated by reference.

The Company will provide without charge to each person to whom this Offer to Purchase is delivered, upon the request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211, (913) 696-6100.

AVAILABLE INFORMATION

The Company is subject to the periodic reporting requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Such reports and other information filed with the Commission by us may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, Room 1580, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 100 F Street, Room 1580, Washington, D.C. 20549. Such material also may be accessed electronically at the Commission’s internet website located at http://www.sec.gov. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture, security document or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture, security document or other document filed with the Commission, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

The Depositary for the Tender Offer is:

Global Bondholder Services Corporation

By facsimile:

(For Eligible Institutions only):

(212) 430 3775

Confirmation:

(212) 430-3774

By Mail:	By Overnight Courier	By Hand:
65 Broadway – Suite 723	65 Broadway – Suite 723	65 Broadway – Suite 723
New York, New York 10006	New York, New York 10006	New York, New York 10006

Any questions or requests for assistance may be directed to the Dealer Manager at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. Requests for copies of the Indentures may also be directed to the Information Agent. Beneficial owners may also contact their Custodian for assistance concerning the Tender Offer.

The Information Agent for the Tender Offer is:

Global Bondholder Services Corporation

65 Broadway – Suite 723

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll Free (866) 470-4300

The Dealer Manager for the Tender Offer is:

Goldman, Sachs & Co.

Liability Management Group

1 New York Plaza

New York, New York 10004

Collect: (212) 357-4692

Toll-Free: (800) 828-3182